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                                                                    EXHIBIT 99.2

                             ATRIUM COMPANIES, INC.
                     SECOND QUARTER EARNINGS CONFERENCE CALL

                          "ATRIUM 2ND QUARTER EARNINGS"
                                 AUGUST 6, 2004
                                 10:00 A.M. CDT


CORPORATE PARTICIPANTS

JEFF L. HULL
Atrium Companies, Inc. - Chairman, President and CEO

ERIC W. LONG
Atrium Companies, Inc. - EVP and CFO

PHILIP J. RAGONA
Atrium Companies, Inc. - Senior Vice President, General Counsel and Secretary


CONFERENCE CALL PARTICIPANTS

SEAN LYNCH
Wells Fargo

LARRY CLARK
Trust Company of the West (TCW)

CATHY NOLAN
Salomon Asset Management

PHILIP VOLPICELLI
CIBC World Markets

KEVIN ENG
Private Investor


PRESENTATION


Moderator                  Ladies and gentlemen, thank you very much for
                           standing by. Welcome to the Atrium Second Quarter
                           Earnings call. Now, at this time, all lines are in a listen-only mode. Later, there will be a question and answer session and

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                           instructions will be given at that time. As a
                           reminder, this conference is being recorded.

                           I would now like to turn the conference over to your host, Mr. Jeff Hull, Chairman and CEO. Please go ahead, sir.

J. Hull Good morning to everybody. Phil Ragona, our General Counsel, will begin with the Safe Harbor reading.

P. Ragona                  Good morning. Statements in this call, other than
                           statements of historical information, are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities
                           Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested herein due to certain risks and uncertainties, as well as operating risks. These and other risks are described in the company's filings with the SEC made over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the company's Chief Financial
                           Officer.

J. Hull Again, good morning to everybody and thank you for joining us. Consistent with past conference calls, first, I would like to provide you with a summary of recent developments; that will include discussions of raw material cost and acquisition activity and also some labor activity. Also, we will follow up with the financial results for the second quarter of 2004, with insight to the various income statement categories as well as the year-to-date results. Eric will then follow-up with an overview of the balance sheet and our working capital status, debt and liquidity levels and our expected credit statistics at year-end. Then I will wrap-up with our expectations of sales and EBITDA for the remainder of 2004 and then we will open it up for question and answer session.

                           First, I would like to begin with recent developments in raw material pricing, labor relations, and activity related to acquisitions that occurred during the second quarter. First, on the raw material front, obviously, you have probably seen, in most companies, that there has been substantial inflation in all of the raw materials; in particular, our major raw materials are aluminum, vinyl, steel, glass and also zinc.

                           On the aluminum front, aluminum is up approximately 30% in the marketplace. Basically, at this point in the year, we are essentially forward with commitments for all of our needs for 2004. We are covered by at least 95% of our requirements for the remainder of the year. However, our year-over-year cost is about $0.13 per pound higher. And basically, our internal needs for the sister companies, or the fabrication division that we sell to internally, are approximately 15.5 million pounds for the second half of the year, so this $0.13 per pound on the 15.5 million would equate to

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                           approximately $2 million in compression, excluding
                           any price increases that we put through this year.

                           We have implemented various price increases throughout the year. The majority of those have kicked in full in the third quarter, so we do not expect to see any additional margin compression from where we are at today because of raw materials and the associated price increases.

                           Steel is up over 100% on a year-over-year basis and our primary consumption of steel is in our screen manufacturing operation. In the latter part of the second quarter, we implemented price increases that should cover the increase in raw materials for the remainder of the year as well. The new acquisition that we did in Florida, the steel shutter business, we have that covered as well, with new price increases. So I think, in the second half of the year, we should not see any additional margin compression with the divisions that are consuming steel either.

                           Vinyl has continued to rise substantially. It rose early in the year and continued through the second quarter. We now are at a point in which the collar arrangements that we have with our suppliers have actually hit the ceiling, for the remainder of the year, we will not see any price increases on that front. The second half impact is about $750,000 and, again, the price increases that we have pushed through recently should be able to address that and offset the costs for the remainder of the year.

                           Zinc is completely covered through the end of the year and glass is also fixed through the end of 2004, and some of the glass supply is actually fixed into 2005.

                           So overall, I think we have seen the compression in the first half of the year related to raw materials and the lag that is associated with passing through selling price increases to our customer base. I think we have passed enough price increases through that we should be able to offset these increases in cost for the remainder of the year.

                           On the labor relations front, on our last call, we discussed that we were beginning our negotiation to renew our three-year union labor agreement. We completed negotiations the 1st of June and have agreed to a new three-year deal. The agreement calls for about a 4% increase over the next 12 months and subsequent increases of 2.5% in years two and three of the contract. We are happy to complete the agreement, which was within our budgeted target, and continue our arrangement for another three years.

                           We certainly have been busy on the acquisition front. Right after the last conference call, we closed the transaction in Florida for $12 million transaction for the hurricane shutter business. The transition has gone very well and their business is performing to plan. Its results are fully pro forma

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                           in the results that I will speak to later and the pro
                           forma results that Eric included in the press release that we issued two days ago. We like the product line extension and the presence in Florida, which is actually the largest in the construction market in the country, and we will further enhance that with another acquisition that I will speak to in a moment.

                           We also announced the closing of the West Coast Custom Finish acquisition on Monday of this week. This transaction is relatively small but it provides us a very strategic position in Southern California. It will operate as a hub to our Arizona operation and focus on new construction sales in the Riverside and San Bernardino counties in the Palm Desert areas of California, which is a very fast-growing new construction market and very strategic with the large builders.

                           The final acquisition that we expect to close on September 1 is a window manufacturer also based in Florida. One of our strategic goals was to penetrate the Florida market because we felt like it's a national player. We were under-penetrating that market. The proposed purchase price is approximately $27 million and is still subject to final due diligence and financing. We expect to do an add-on to our existing Senior Credit Facility to finance this transaction of approximately $20 million.

                           The other transactions were all funded through cash generated by the business and our A/R Securitization. As of the end of the quarter, as Eric will speak to in a moment, we still didn't have any borrowings under our Revolver, so we've actually been able to do that through internally generated funds in the A/R Securitization.

                           These three transactions are likely to be the last of 2004. We have actually completed seven transactions in the last 18 months and we plan to focus on the current business for the foreseeable future. If there are any strategic opportunities available, we will explore them but we will not continue to be as active as we have been in the past.

                           Now, I would like to give you an overview of our second quarter and our year-to-date 2004 results. Obviously, due to the acquisitions in 2003 and 2004, and the non-comparative nature of the previous financials, I am actually going to speak to the pro forma results so you can see the company on as-if basis, as if those acquisitions have actually occurred at the beginning of 2003. The actual reported results will be filed with the 10-Q next week or Monday of the following week.

                           So, with that, in terms of looking at the quarter ended results on a fully pro forma basis, sales increased from $185.3 million in 2003 to $190.4 million in 2004, which represented about a $5.1 million change or about 2.7% year-over-year growth. On the cost of goods sold side, the two major categories that we have are materials and direct manufacturing expense, which is the

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                           labor and overhead. If you look at the materials line
                           item, materials increased in the quarter from 39.2% to 39.5%, so about three-tenths of a percent compression.

                           That is a little bit deceiving because there are number of items through our recent acquisition that we're now in-sourcing internally versus purchasing from third parties. So, instead of those being purchased materials and recorded in a materials line item, there are actually--they have direct labor content in overhead associated with them and they are being captured in the direct manufacturing expense line. So what you actually see is a larger increase in the direct manufacturing expense line that normally would have been captured in materials.

                           Overall, direct manufacturing expense increased from 27.4% to 29.2%. So, because of the non-comparative nature to this, it is probably more applicable to look at the total cost of goods sold percent, which increased from 66.6% to 68.7%. Basically, on an apples-to-apples basis, assuming those are all variable costs, this would result in approximately $4 million worth of compression in the cost of goods sold line.

                           A very quick breakdown of what makes that up:
                           Approximately $800,000 of the quarter compression is related to insurance; approximately $1.1 million is additional depreciation expense associated with our capital expenditures over the last couple of years, and $2.1 million of it is related to material compression. So you can see that approximately 50% of the miss is material-related and another 25% of it is related to insurance.

                           Another significant item that really does not show itself is that we came into the year with the synergies from the transactions from last year and some raw material savings for newly negotiated prices based on our aggregate volume. We had about $4 million at our back. So even though the material compression states about $2.1 million, on a pro rata basis, the quarter should have had over a million dollars worth of incremental saving associated with the synergies in the lower purchase prices. So, really, the compression is about 50% higher than it even shows in the financial statement. Obviously, the selling price increases are meant to address that and we should not see as much compression on a go-forward basis.

                           On the operating expense line, we have direct delivery expense, G&A and selling. And in the delivery expense category for the quarter, delivery expense was up from 6.4% to 6.7%, which equates to about a half a million dollars worth of compression on a year-over-year basis, and virtually all of that was fuel related. Certainly, fuel prices are up because of oil prices. Fortunately, diesel has not moved at the same rate that the oil prices have, so it hasn't been as detrimental as it would have been, but we are going to see additional compression there for the remainder of the year, as the oil prices continue to be high.

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                           On a positive note, in the general administrative
                           area, G&A expenses decreased both on a percentage of sales basis, as well as in actual raw dollar basis. G&A expense decreased from 8.4% to 8% on a year-over-year basis, and is actually down on raw dollars over $300,000.

                           Selling expense increased from 5.6% to 6% in 2003 versus 2004 and this is virtually 100% related to our advertising campaign. In the second quarter, we spent about $750,000 related to advertising. On a year-to-date basis, we spent $1.4 million. We expect our full expenditures for the year to be about $2.2 million and these are costs that we have never incurred before. As we start to roll out our national brand name and advertise in trade magazines and trade shows, this is kind of a one-time incremental cost that should be there on a go-forward basis. So we do not see that there is actually any compression in the selling expense line item, short of those incremental marketing expenses that we had budgeted for and expected to be there this year.

                           Overall, what that produces is EBITDA from $27.9 million--$28 million in the prior year to $24.8 million in 2004, and that's about a $3.2 million decline year over year. The items that I explained above actually equate to well over $4 million and, if you add in the additional million dollars on materials, would equate to about $5 million. We have really explained those with very isolated items in terms of insurance material and marketing, and we were actually able to pick up in other areas to offset some of those items from a compression perspective, but still, on a year-over-year basis, we saw a decline.

                           On a year-to-date basis, obviously, you saw the first quarter results and they were better. Year-to-date sales have increased from $328.2 million to $344.3 million, which represents $16.1 million of incremental sales, and that is about a 5% increase. If you were to normalize for the Lowe's business that we lost in 2003 with what we have replaced in that category, we actually grew sales about 8% year over year. So the top line continues to perform very well; it is really a matter of getting cost back in line with the inflation that we have seen in the various categories.

                           In terms of cost of goods sold, materials, on a year-over-year basis, actually decreased from 39.6% to 39.0%. Again, this is deceiving because a lot of those costs actually moved down into the direct manufacturing line, which you can see the compression of 28.5% to 30.3% on a year-over-year basis. Overall, total cost of goods sold increased from 68.1% to 69.4% and that represents about $4.5 million worth of compression. In terms of explaining that $4.5 million, on a year-over-year basis, insurance costs are $2.8 million higher. Eight hundred thousand of that was in the second quarter, but in the first quarter, we had compression of about $2 million.

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                           Depreciation was $2 million on a year-to-date basis.
                           I said earlier, it was $1.1 million for the second quarter and it was $900,000 for the first. And that really explains the entire miss. However, we had about $1.7 million of compression in the materials line item that was offset by other gains, and also the additional $1 million of cost savings we expected were also offset by additional costs. Overall, we have some things going positive and others negative, and we think that the selling price increases are going to help us substantially on the material side.

                           On a year-to-date basis, delivery expense stayed relatively flat. We had a good first quarter in delivery; fuel cost did not start to move until the tail end of the first quarter at the beginning of the second. So delivery expense has increased from 6.8% to 6.9% year over year. Including the first quarter, G&A is still down from 9.1% to 9%, and on the selling expense line, we saw the same increase of 6.2% to 6.6%, which, again, is the $1.4 million marketing expense. So, year-to-date, the EBITDA, $40.1 million in the prior year versus $37.3 million in the current year, and that is about $2.8 million worth in compression. Virtually, the entire amount of compression occurred in the second quarter and, obviously, it is pertaining to the items that we discussed earlier.

                           With that, I will turn it over to Eric and he can go through the balance sheet and our credit statistics, and then I will follow up with our guidance for the remainder of the year.

E. Long Thanks, Jeff. As with each quarterly call, I would like to take a few minutes to go over working capital, debt, liquidity, credit statistics, and capital expenditures.

                           Overall, our working capital statistics have remained relatively flat for the second quarter and the first half, with the exception of Accounts Payable days. Accounts Payable days haven increased from 37.3 days as of the end of the first quarter to 39.2 days as of the end of the second quarter. This improvement has allowed us to meet our first half free cash flow and targeted debt projections.

                           Total debt was $415.7 million as of the end of the second quarter--excuse me, total book debt was $415.7 million. Total debt, including amounts borrowed under the A/R Securitization Facility of $44.1 million and excluding net unamortized premium of $1.5 million, totaled $458.3 million.

                           Senior debt, including capital lease obligations of $9.8 million and $300,000 borrowed on the Revolving Credit Facility totaled $189.2 million. Including amounts borrowed under the A/R Securitization Facility, senior debt would have totaled $233.3 million.

                           The following is a breakdown of our total debt into the different categories.

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                           Total debt of $458.3 million was made up of the
                           following: Revolving Credit Facility, $300,000; Term Loan B, $179.1 million; A/R Securitization, $44.1 million; capital lease obligations, $9.8; and Senior Sub Notes of $225 million.

                           Our required principal amortization for 2004 is approximately $900,000 per quarter and $3.6 million for the full year. Approximately one half of this is for Term Loan B and the other half is for the capital lease obligations.

                           In terms of liquidity, our total liquidity at the end of the second quarter was $44.2 million. This was made up of cash on hand of $4.5 million and $39.7 million available under the Revolving Credit Facility. This was after deducting borrowings of $300,000 and outstanding letters of credit of $10 million.

                           Based on our current liquidity and our 2004 cash flow projections, which indicate that our peak to drop working capital usage is somewhere between $20 million and $25 million, we believe we have ample liquidity for the foreseeable future to operate the business.

                           In terms of financial covenants, the company is currently in compliance of all covenants within its credit agreement and receivables purchase agreement.

                           Now I would like to walk you through the various covenant levels as of the end of the second quarter, as well as our projections for the end of 2004. I want to point out that these amounts are presented on a pro forma basis, giving effect for the June acquisition of Robico Shutters.

                           Our total leverage ratio was 4.6 times. The maximum total leverage ratio, as defined in the credit agreement, is currently 4.95 times. This requirement will decrease to 4.75 times at the end of 2004 and we expect to be somewhere between 4.2 and 4.3 times. I would like to point out that the leverage ratio test does not include borrowings under the A/R Securitization.

                           Assuming borrowings under the A/R Securitization, with total debt of $458.3 million, our total leverage would have been 5.1 times. We expect this to be at around 4.3 to 4.4 times by the end of the year.

                           The New Senior Credit Facility does not have a senior leverage requirement. Our interest coverage ratio was
                           2.7 times. The minimum interest coverage ratio is
                           2.25 times. This will remain 2.25 through the end of '04 and we expect to be somewhere around three times by the end of the year. Our fixed charge coverage ratio was 1.4 times. Minimum fixed charge coverage ratio is 1.25 times. This will remain the same through the end of '04 and we expect to be around 1.7 times.

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                           As you can see, we have substantial cushion in each
                           of these covenants based on our current expected covenant levels.

                           With respect to capital expenditures, capital expenditures totaled $7.8 million for the second quarter and $14.1 million for the year-to-date period and we anticipate that total capital expenditures for '04 will be approximately $20 million to $22 million.

                           With that, I am going to turn it back over to Jeff.

J. Hull Thanks, Eric. Obviously, we have seen some compression in the second quarter. Our focus has been to still preserve the free cash flow and produce approximately the same free cash flow as we had budgeted and expected. We have actually been able to do that through a combination of managing working capital and also managing capital expenditures. The capital expenditures are about $1 million below where we had targeted and also the working capital is about $10 million positive. So we have actually been able to meet our free cash flow projections and we feel good about that.

                           We also see that the sales line continues to grow. We have been able to offset the loss of Lowe's and continue to grow the top line in both the first and second quarter. We continue to see pretty good order intakes. We have had some rain in the Texas region over the last month, so I think there is some slowness in July, but I think the order intakes to themselves are solid and we'll see that start to flow back in into August and September.

                           Now, in terms of guidance, obviously we missed our targets for the second quarter. We exceeded them for the first quarter. On a year-to-date basis, we are slightly behind. I think, for the third quarter, and I am going to speak to this kind of on a fully pro forma basis, including the acquisition that we closed at the beginning of this week and the one we expect to close at the end of the month.

                           I think, for our third quarter, we anticipate somewhere between $32 million and $33 million worth of EBITDA, and for the fourth quarter, we are going to adjust upwards from $26 million to $27 million, including those acquisitions. That would target us somewhere between $98 million and $103 million with acquisition, and, as Eric said earlier, we expect that to be somewhere around $445 million to $450 million, all in. That includes the A/R Securitization by year-end, so that would imply a leverage ratio of around 4.3 to 4.4 times, including all off-balance sheet debt. So we still feel like that that's in the target of where we wanted to be by year-end. Certainly, on a covenant basis, the leverage ratio will actually be lower because the A/R Securitization is excluded from that, but the numbers that we have given you are actually including that.

                           We have done a lot of things to attack the pressures in the business. Again,

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                           the fortunate thing is that sales are still sound and
                           free cash flow is positive to our plan, but the costs need to be addressed. We are undertaking a lot of revamping in our insurance programs, we are pushing through the selling price increases associated with raw materials going up and managing our cost very closely. So I think we are doing the right strategic things to make the business weather any type of compression that we are seeing and we expect to finish the year relatively strong.

                           With that, I would like to turn it over to questions and answers. Moderator?

Moderator                  Yes, sir. One moment, please. Our first question
                           comes from the line of Sean Lynch with Wells Fargo.
                           Please go ahead.

S. Lynch                   Hi, guys. How are you doing?

J. Hull                    Good morning, Sean.

S. Lynch I just want to confirm. I think you have said it, but I just want to make sure that the numbers you had given us for leverage and the pro forma assumptions for leverage include all transactions and, therefore, there won't have to be any adjustments to your covenants with the addition of a new term debt with this large acquisition in Florida.

J. Hull That is right. The acquisitions that we have done have been around five times leverage all in, so the incremental debt associated with those certainly is not leveraging us up much, but also, we are paying for this significant portion of them with free cash flow from the business. So, overall, we are talking about fully pro forma debt and fully pro forma EBITDA to arrive at the 4.3-4.4 times.

S. Lynch Okay. And what's the nature of this new Florida business? Is it an actual storm window or is it a shutter business again?

J. Hull The one that we have already closed is the storm shutter business; the one that we expect to close at month-end is the window fabricator, just like our core business.

S. Lynch                   Okay.

J. Hull And predominantly new construction, direct to builder, on an installed basis.

S. Lynch In the new labor agreement you said it calls for a 4% increase in year one and then similar increases in years two and three?

J. Hull Four percent in year one and 2.5% in years two and three.

S. Lynch                   Okay. Great. Thanks.

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J. Hull                    Sure.

Moderator                  Our next question comes from the line of Larry Clark
                           with TCW. Please go ahead.

L. Clark Good morning, guys. A couple of questions: The raw material compression, the $2 million in the quarter, is that net of sales price increases or is that your gross increase in cost and you got some of that back in sales price increases?

J. Hull Well, we got some small selling price increases through in the second quarter, we are basically 100% implemented. We are 100% implemented by August 1 but we're about 90% implemented by July 1, so we are actually not seeing many of those in the second quarter. We did an analysis to see what the sales growth, what percentage of it, was pertaining to volume variances and what percentage was pertaining to price variance. Although there can be mix shifts and we may not be completely accurate, it is said, of the 5% sales growth, about 4% of it was related to volume and about one percent of it was related to price. So there would be some price offset but, as I also said, the $2.1 million in materials is what you see in the P&L, but the reality is that we had some other wind at our back that was also chewed up, so the number was actually exceeding $3 million. So, probably, part of the pickup between the two and three - some of it was that price increase and some of it was just other cost savings that we were able to attain.

L. Clark But aren't you seeing, even in the third quarter, continuing price increases, particularly in vinyl but possibly in aluminum?

J. Hull Well, in aluminum, we have actually already fixed our price for the remainder of the year, so we're virtually 100% covered there, and then we have established collars with our suppliers on the vinyl side. We have a couple of collars that can move a few cents, but, for the most part, our big collars have already hit ceilings. So like, as an example, right now, on our compound, our compound is topped out at $0.587 a pound and if you were to just go at spot market, it is about $0.61 a pound, but that is fixed through the remainder of the year. So even though the prices may have gone a little higher, we are actually fixed for the remainder and know what those costs are going to look like.

L. Clark Well, don't you think it might necessitate price increases because, when these contracts roll off, you are going to have higher prices next year, presuming that raw materials do not decline next year?

J. Hull Yes. I think what it probably means is that, at the beginning of the fourth quarter, depending on where the market is at and what our projections are for 2005, we may have to make adjustments again in the fourth quarter to go into '05. Although, again, these will roll off through year-end, the adjustment that is made in January also has a ceiling to it, so we have really set up our deal so that we do not get huge hits all of a sudden, so they are more gradual. So we will have some additional compression in '05 if we did nothing, but it would not be as large as what the actual spot rates are.

L. Clark Okay. Refresh my memory; the business you lost at Lowe's - was that just in one region? If you still have them in other regions, are you at risk there?

J. Hull Lowe's had, probably, six or seven suppliers around the country and what they have decided to do in their strategy of the house of brands is they decided to pick one supplier, and that was Pella. Pella was already their wood supplier, so Pella started making a proprietary product for Lowe's on the vinyl side. Basically, Lowe's has given all of that stocking business to Pella.

                           We do still have the special order business and, surprisingly, the special order business is actually up on a year-over-year basis, slightly. We have about $4 million worth of aluminum business in the Texas area, that we are probably not likely to lose, and then we have about $2 million worth of security and storm door business on the West Coast that came along from our Superior acquisition that, also, I would not expect to lose.

                           So I think, probably, we have lost the full amount that we would expect. The only thing that we could potentially see would be a little bit of decline in the special orders and, as of right now, just the contractors that are used to buying our product continue to buy it, and it seems to be growing slightly.

L. Clark Can you give us an idea what the full year revenue impact might be in terms of the loss of that business?

J. Hull Well, we lost that business essentially by April of 2003, so I think nine months of it is reflected already, but I think the '03 versus '04 is about $8 million.

L. Clark Okay. All right. Not that huge. And then finally, what is the leverage ratio? What is the stepdown to in 2005?

J. Hull It actually drops to 4.75 at the end of '04 and 4.5 at the end of '05.

L. Clark                   Okay.

J. Hull                    But, Larry, keep in mind that when we talk about a
                           4.3 and a 4.4, that includes the A/R Securitization.

L. Clark Right, I understand. You got headroom because of the A/R Securitization.

J. Hull                    Which is almost a half a turn.

L. Clark                   That is right.

J. Hull The adjusted amount at year-end this year is about 3.9, and at the end of '05 it steps down to 4.5, so there is a pretty big cushion there.

L. Clark Now, you have got to grow that AR Facility as you grow in your business. Do you kind of anticipate to do that, as you go forward, to just expand that as you become a larger company?

J. Hull I think, because of the acquisitions, we may look at the renewal in December of this year to bump it up about $10 million. It's currently a $50 million facility; we may bump that up to $60 million just because of our incremental A/R from the acquisitions. But also, assuming we're not doing any other acquisitions and using the free cash flow from the business, that will start to come down pretty substantially, because the free cash flow this year is still targeted to be between $40 million and $45 million, and short of funneling that towards some acquisitions this year, on a go-forward basis that will just go to debt reduction, and the first debt reduction is the A/R securitization.

L. Clark Sure. And then, is there any region that you cover that you're a little nervous about, that has a potential to slow down, or you're maybe even seeing signs of slowing down, away from weather, of course?

J. Hull Yes. Probably the weakest market that we participate in is the upper Midwest because we don't have a manufacturing facility up there, so most of our product is shipped from longer distances. Fortunately, that is probably the market that is the softest in the country. If you were to look at statistics, I would say that the upper Midwest, the Ohio Valley are the weaker areas of the U.S. housing market, and it is really that market that we participate in the least. So I think, from just a pure demand perspective that is the only one where we see some weakness.

                           On weather-related items, I think just Dallas-Fort Worth, one, is competitive. There is a lot of big builders in here; the market is somewhat flat, and then, we have had some pretty crazy rain. We have had non-stop flooding for June and July and that has just impacted slabs getting down and things like that. Interestingly enough, the order intake is still solid; it is just that things are getting delayed and getting pushed out.

                           Other than that, the markets are pretty strong. I would say that we are not concerned because of something we see right now; we are just concerned about how robust the California market is. It just scares me, based on their economic issues and things like that, of how long they can sustain it, because we are doing exceptionally well in California, both with our existing operation as well as the acquisition we made last December. And those are certainly carrying us through some of the other weaknesses that we see in terms of weather and just cost and things like that. And it is just a question of how long that market can sustain itself, because California, historically, has had some boom and bust cycles.

L. Clark Well, the strong construction is adding to the employment, so it is kind of a virtual circle. Anyway, good luck in the second half and we will hear from you soon.

J. Hull                    Okay. Thank you.

Moderator                  Our next question comes from the line of Cathy Nolan
                           with Salomon Asset Management. Please go ahead.

C. Nolan Yes. Good morning. I have a question on the working capital. I think Eric indicated that the swing, peak to trough, is between $20 million to $25 million. I am wondering if you can comment on where you are in that cycle right now. Are you at the peak as of June and, perhaps, you could just talk about that a little bit?

E. Long I will speak to that. Our peak to trough projection is actually $23 million in June. It is actually the peak in our cash forecast of where we would be. Year to date, I mean, our working capital has increased $12 million, so we are about at $11 million under that target, most of which has come through the accounts payable area. But the June to July area is always where our peak is and we are $10 million ahead
                           - $10 million to $11 million ahead - at this point in the year.

C. Nolan Okay. So we should see that then go down for the remainder of the year.

E. Long                    We will continue to see it.

J. Hull You probably will not see it in the third quarter, though. It usually all flows back in the fourth quarter.

E. Long Really October, November are the big months of kind of free cash flow coming back in.

C. Nolan                   Okay. Thank you.

Moderator                  Our last question in queue at this time comes from
                           the line of Philip Volpicelli of CIBC. Please go ahead.

P. Volpicelli              Thank you. I just wanted to get a little bit more
                           clarification on the acquisition. You mentioned that you probably do not have many more for the rest of this year. Is that just because we are not seeing any good opportunities or you just want to integrate the ones you have and then look at next year for some more acquisitions?

J. Hull Well, I think the things that, strategically, we wanted to accomplish over the last 12-18 months, we have been able to find the right properties for that. I have been pretty open about our strategy in terms of where we want to penetrate the market. I think the only remaining markets for us are the upper Midwest and maybe something in Northern California or Southern Oregon. Short of that, I think we really have the national footprint that we set out to do a number of years ago.

                           Right now, the upper Midwest is relatively weak so it is really not a market that I am anxious to get into sooner versus later, and we are covering Northern California and Southern Oregon out of our Washington state plan and our Southern California plan, so we are still getting to that market. Again, I am a little bit concerned that California will just keep rolling forever. So I think what we've bitten off and what we need to digest and what we've accomplished to meet our strategic goals, I think it is just time to really focus on those businesses and continue to integrate them and enhance them and get the bang for our buck.

P. Volpicelli              Okay. In terms of - I think in the press release you
                           mentioned that there were some inefficiencies at your North Carolina plant with regard to the Lowe's business. Is there any cost saving that you can take out of there? Any comments on that?

J. Hull Yes. Basically, that $8 million worth of volume, that was kind of the year-over-year effect but the life to date effect is about $20 million between '02 and what the run rate is in '04. The fortunate thing is we have been able to really fill that back in with other customers. But most of those customers are much smaller than the volume that we were selling to Lowe's; therefore, it has brought a level of complexity to the plant in terms of smaller order quantities and lots of other options and things like that. So what we found is that we filled it back up, but we filled it back up with a little more of a complex product that is creating some bottlenecks and some inefficiencies in the plant. So what we are doing is we are revamping a lot of the production lines to get better flow and better throughput. We have turned the corner and I think we are on the downhill side of that and starting to see some benefit.

P. Volpicelli              Okay. Just one last question: I am just trying to
                           understand, on the debt situation. I think, Eric, you mentioned it's $458.3, including the A/R Facility, as of the end of the quarter, and you guys projected the end of the year to be at $450, so what I am assuming is $20 million additional senior debt for the acquisition, and then you will basically be paying off most of the A/R Securitization for the rest of the year? Is that correct?

J. Hull Right. I mean, just take the debt that we currently have; add $20 million for the add on, plus the acquisition purchase price is $27, so it is really
                           458.3 plus $27, and then we have approximately $35 million to $40 million that we will pay off by end of the year. Most all of that will be on the securitization until we do the free cash flow sweep.

P. Volpicelli              Okay. So I think, Jeff, you mentioned that you may
                           look to increase that A/R. Facility. Do you think you will need that if you're able to pay most of it down?
                           I mean, is that forecasting a larger acquisition for next year?

J. Hull No. I think the only reason that we would increase it is just when you look at the peak working capital season for '05, we would certainly have an available borrowing base that would exceed $50 million. And just depending on the circumstances, you may or may not want that. I think the cost of the incremental $10 million is about $100,000 and I think that is a pretty cheap insurance policy for liquidity. So I don't think that we would expect to need it, but I think it is just prudent, in the capital structure, to have it.

P. Volpicelli              Okay.  Good luck, guys.  Thank you.

J. Hull                    Thank you.

Moderator                  We do have one additional question from the line of
                           Kevin Eng with KBC. Please go ahead.

K. Eng                     Good morning, Jeff.

J. Hull                    Hi, Kevin.

K. Eng Just a follow-up question on the acquisitions. I think, during the first quarter conference call, you talked about looking at a relatively sizable one, something that was along the order of $100 million. Is that one ...?

J. Hull We decided to pass on that deal. We felt like the valuation was higher than it needed to be.

K. Eng Okay. That is definitely behind you then. Okay. Just one other question: You gave us the guidance for Q3 and Q4 on a pro forma basis. Can you give us the pro forma '03 - the corresponding pro forma '03 comparisons?

J. Hull I do not have those in front of me. We are still working them up, as we go through due diligence on these deals. I will be able to do that in the third quarter, but we do not have those right now. We have not laid them in to the quarters. We have them laid in to our years right now.

K. Eng                     Okay.  Thanks.

Moderator                  We have no additional questions at this time. Please
                           continue.

J. Hull                    Okay. Well, thanks for everybody joining us today.
                           Certainly, it was a
                           challenging quarter. We saw a lot of movement in the cost lines. Again, I think the positives to take from the quarter: sales are still pretty strong; free cash flow is right on target; and we are focusing on things to get the cost back in line. So we fully expect to be within the range of our targets this year. I think those are pretty acceptable levels of leverage and free cash flow. So, with that, we will wrap up. Thank you.

Moderator                  Thank you, sir. Ladies and gentlemen, this conference
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